BONDS.com

October 25, 2007

Via Email

Jim Forest

RE: SEPARATION AGREEMENT AND GENERAL RELEASE

Dear Jim,

This letter agreement (the "Agreement") sets forth the terms of separation between you and Bonds.com Holdings, Inc. (the "Company").

1. Your employment is terminated effective October 31, 2007 (the "Termination Date"). You will be paid your earned compensation through the Termination Date. Your health insurance plan will cease as of November 30, 2007 unless you elect to continue your health insurance (COBRA). You have received or will receive by separate cover information regarding your rights to health insurance continuation (COBRA).

2. You have or will return to the Company by the Termination Date, all reports, files memoranda, records and software, laptops, computer equipment, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals and other physical or personal property that you received in connection with your employment with the Company that you then have in your possession and you shall not retain any copies, duplicates, reproductions or excerpts thereof. The Company will reimburse you in accordance with its existing policies for any legitimate business expenses you incurred prior to the Termination Date.

3. In consideration for your execution of this Agreement, the Company will pay you your existing base salary in accordance with existing payroll practices of the Company (including deductions for taxes, etc.) following the Termination Date up through the pay period ending November 30, 2007. **Absent this Agreement, you would not be entitled to such severance pay.**

4. The Company has entered into a Letter of Intent with IPORussia, Inc. in which it is proposed that the Company would merge with and into IPORussia, Inc. (the "Proposed Transaction"). As part of the Proposed Transaction, the Company intends to register under the Securities Act of 1933, as amended, some of the outstanding shares of Common Stock of the (the "Proposed Registration Statement"). Currently, the Company is not under any obligation to register the 37,894 shares of Common Stock held by you ("Your Shares"). However, in consideration for your execution of this Agreement, the Company will include Your Shares, if and when the Proposed Registration Statement is filed as part of the Proposed Transaction. The inclusion of Your Shares in such registration statement shall be on substantially identical terms and conditions as those provided to the other holders of Common Stock that are included in such registration. Upon request and as a condition to receiving the registration rights provided herein, you hereby agree to execute such documents and provide such information as is requested of other holders of Common Stock included in such registration. **Absent this Agreement, you would not be entitled to any such registration rights.**

5. You waive and release and promise never to assert any and all claims that you have or might have against the Company and its predecessors, and past, current and future subsidiaries, related entities, officers, directors, managers, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with the Company and/or the termination of your employment with the Company.

The released claims include, without limitation, any claims arising from or related to your employment with the Company, the separation of your employment with the Company, and or the execution of this Agreement. The claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, any state or local employment or employment related laws, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, any Florida laws against discrimination, the law of contract and tort, and any claim for attorneys' fees.

In short, you agree that you will not bring any lawsuits or claims of any kind against the Company or any of its affiliates or related entities or its directors, officers, employees, representatives and agents and will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against the Company or any of its affiliated or related entities or its directors, officers, employees, representatives and agents.

You further acknowledge and agree that other than Your Shares, you do not have any right, title or interest to any other capital stock (including without limitation options and shares of Common Stock) in the or any of its subsidiaries.

6. You will not, unless required by law, disclose to others any information regarding the following:

a. Any information regarding the Company's practices, procedures, trade secrets, inventions, technology, customer lists, or product marketing and you acknowledge that the confidentiality agreement and assignment of inventions agreement that you executed with the Company ("NDA") on or about January 1, 2006 will remain in full force and effect, a copy of which is attached hereto as **Exhibit A**. You further acknowledge and agree that the consideration provided in Section 3 and 4 above is being provided expressly for your affirmation of your continued obligations under such NDA. Breach of this provision or the NDA shall be considered material.

b. The terms of this Agreement, the benefits being paid under it or the fact of its payment, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must. In addition, you will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) ("Statements") including Statements to the press, media, employees, clients, customer, contractors or any other party, that disparage or are likely in any way to harm the reputation of the Company. Breach of this provision shall be considered material.

7. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, including but not limited to the provisions of Paragraph 5 of this Agreement, the will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity.

8. You agree and acknowledge that except for the compensation, payments and benefits set forth in this Agreement, you shall not to be entitled to any future compensation, payments or benefits from the Company.

9. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of laws.

I HAVE BEEN PROVIDED WITH A REASONABLE OPPORTUNITY TO REVIEW THIS AGREEMENT; AND THAT I UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ME TO OBTAIN MY SIGNATURE TO THIS AGREEMENT ARE THOSE SET FORTH IN THIS AGREEMENT.

I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND I HAVE AGREED TO ALL OF ITS TERMS VOLUNTARILY. I HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ITS TERMS AND EFFECT.

We wish you success in your future endeavors.

Very truly yours,

BONDS.COM HOLDINGS, INC.

By: ________________________

Name: William M. Bass

Title: Executive Vice President

I hereby: (i) accept the terms hereof as of the date hereof and (ii) acknowledge, reconfirm and agree to my continuing obligations under the NDA attached hereto as Exhibit A in partial exchange for the consideration provided herein

____
Name:

10/31/07
Date:

Exhibit A

BONDS FINANCIAL, INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Bonds Financial, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. **Employment or Consulting Relationship.** I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the "Relationship."

2. **Duties**. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. **At-Will Relationship.** I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. **Confidential Information.**

(a) **Company Information.** I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses,

finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing (including, but not limited to, by email and attachments thereto as well as all electronic copies of any such data or documents), orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company's business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) **Prior Obligations.** I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.

(c) **Third Party Information.** I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

5. **Inventions.**

(a) **Inventions Retained and Licensed.** I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as "Prior Inventions"), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) **Assignment of Inventions.** I agree that I will promptly make full written disclosure to Bonds Financial, Inc., will hold in trust for the sole right and benefit of «Bonds Financial, Inc.», and hereby assign to Bonds Financial, Inc., or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as "Inventions"), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of ______________.

(c) **Maintenance of Records.** I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business. I agree to return all such records (including any copies thereof) to Bonds Financial, Inc. at the time of termination of my Relationship with the Company as provided for in Section 6.

(d) **Patent and Copyright Rights.** I agree to assist Bonds Financial, Inc., or its designee, at its expense, in every proper way to secure Bonds Financial, Inc.'s, or its designee's, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Bonds Financial, Inc. or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Bonds Financial, Inc. or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Bonds Financial, Inc. or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Bonds Financial, Inc. or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Bonds Financial, Inc. or its designee as above, then I hereby irrevocably designate and appoint Bonds Financial, Inc. and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all

other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Bonds Financial, Inc. or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Bonds Financial, Inc. or such designee.

(e) **Exception to Assignments.** I understand that the provisions of this Agreement requiring assignment of Inventions to Bonds Financial, Inc. do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. **Company Property; Returning Company Documents.** I acknowledge and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. **Notification to Other Parties.**

(a) **Employees.** In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) **Consultants.** I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. **Solicitation of Employees, Consultants and Other Parties.** I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with

the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. **Representations and Covenants.**

(a) **Facilitation of Agreement.** I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company's written request to do so.

(b) **Conflicts.** I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) **Voluntary Execution.** I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. **General Provisions.**

(a) **Governing Law.** The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of ____________, without giving effect to the principles of conflict of laws.

(b) **Entire Agreement.** This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) **Severability.** If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) **Successors and Assigns.** This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) **Survival.** The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) **Remedies**. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) **ADVICE OF COUNSEL.** I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h) **Not an IRS "Confidential Transaction"**. Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, either the Company or I (or either of our representatives, agents or employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a "confidential transaction" in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

This authorization is not intended to permit disclosure of any other information relating to any transaction contemplated by the Relationship, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of any such transaction, (ii) the identities of participants or potential participants in any such transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of any such transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of any such transaction.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	**EMPLOYEE:**
BONDS FINANCIAL, INC.	____________________, an Individual
By: ____________________	
Name: ____________________	____________________ Signature
Title: ____________________	
Date: ____________________	Date: ____________________
Address: 5337 Paylor Lane Sarasota, Fl 34240	Address: ____________________ ____________________

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee/Consultant: ________________

Print Name of Employee/Consultant: ________________

Date: ____

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to **Bonds Financial, Inc.**, a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the "Company").

I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date: ____________________

____
(Employee's Signature)

____
(Type/Print Employee's Name)